Exhibit 8.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +202.637.2200 Fax: +202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
, 2008	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
Renovis, Inc.	Milan	Singapore
Two Corporate Drive	Moscow	Tokyo
South San Francisco, CA 94080	Munich	Washington, D.C.

(650) 266-1400

Re:	Agreement and Plan of Merger, dated as of September 18, 2007, by and between Evotec AG and Renovis, Inc.

Ladies and Gentlemen:

We have acted as counsel to Renovis, Inc., a Delaware corporation (“Company”), in connection with the proposed merger (the “Merger”) of SHAPE ACQUISITION SUB, INC., a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of Evotec AG, a company organized under the laws of the Federal Republic of Germany (“Parent”), with and into Company pursuant to that certain Agreement and Plan of Merger by and between Evotec AG and Renovis, Inc., dated as of September 18, 2007 (the “Merger Agreement”). Pursuant to Section 6.3(c) of the Merger Agreement, you have requested our opinion regarding whether the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including all Exhibits, Annexes and Schedules thereto), (ii) Parent’s Registration Statement on Form F-4 (including the joint proxy statement/prospectus) relating to the Merger (the “Registration Statement”), (iii) the respective letters of Parent and Merger Sub and Company, dated the date hereof, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

Renovis, Inc.

                    ,

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are valid and authentic and documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

Based upon and subject to the qualifications and limitations stated herein, in our opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Section 367(a)(1) of the Code will not apply to a stockholder’s surrender of Company Common Stock pursuant to the Merger (except in the case of a Company stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8T).

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. We express no opinion as to any other laws other than the U.S. federal tax laws as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

We express no opinion as to any transaction other than the Merger as described in the Merger Agreement. In addition, we express no opinion as to the Merger if (i) all the transactions described in the Merger Agreement, to the extent relevant to our opinion, are not consummated in accordance with the terms of the Merger Agreement or any terms of the Merger Agreement are waived or (ii) all of the representations, warranties, statements and assumptions upon which we have relied, to the extent relevant to our opinion, are not true, complete and accurate at all relevant times.

To comply with Internal Revenue Service Circular 230, we hereby notify you that (i) this opinion is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on such party under the Internal Revenue Code, (ii) this opinion is being delivered in connection with the promotion or marketing of the transactions or matters addressed herein and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

This opinion is rendered only to you and is solely for your benefit in connection with the Merger. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person or entity for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial and regulatory authorities having jurisdiction over you.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,